CONTACT:  Jim Allen, Mike Murray
                              Tandycrafts, Inc. (817) 551-9600
                              (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE         or
                              Jeff Lambert, Brian Edwards
                              Lambert, Edwards & Associates, Inc. (616) 233-0500
                              (LamEdPR@earthlink.net)

             TANDYCRAFTS ADDS RETAIL EXECUTIVE AS NEW BOARD MEMBER
             ------------------------------------------------------

FORT WORTH, Texas - June 24, 1999 - The board of directors of Tandycrafts, Inc. (NYSE: TAC) today announced it has added retail industry veteran Colon O. Washburn as a director.

The Fort Worth, Texas-based consumer products maker and marketer said the addition of Washburn, 54, reflects Tandycrafts' continuing focus on building its distribution channels and stable of consumer brands. Washburn brings over 25 years experience in the retail and consumer products industry to Tandycrafts' five-person board. He fills a seat that has been vacant since December 1998, following the death of longtime board member Robert Schutts.

"We expect Colon will be a key contributor to Tandycrafts board," said Michael Walsh, president and chief executive officer of Tandycrafts. "His knowledge and experience both as a retail executive and consultant to the industry will be important as we strive for new ways to improve our operations, expand our depth of products, and enhance our service to customers."

Washburn is a partner with Bentonville Associates Ventures, L.L.C., a retail and consumer products consulting firm, and president of Beau Terre, Inc., a real estate development company. Washburn previously served as a merchant consultant for Thailand-based C.P. Group and held a variety of senior level positions with Wal-Mart Stores Inc. and its Sam's Wholesale Club division.

Washburn is on the board of directors of Houston, Texas-based grocery and retail distributor Fresh America Corp. (Nasdaq:FRES). He also serves as a director for Maui, Hawaii-based Kaua Technology, Ltd. and Bank of Rogers in Rogers, Arkansas. Washburn holds a bachelor's degree in business administration from Central Missouri State College and served in the United States Air Force.

Tandycrafts, Inc. (www.tandycrafts.com) is a manufacturer, distributor and retailer of consumer products, including frames and wall decor, office supplies, leather and crafts, and novelties and promotional products. The Company's products are marketed and sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailer, and direct-to-consumer channels through the Company's retail stories, mail order and the Internet. Tandycrafts is headquartered in Fort Worth, Texas.

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